                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 5*

                               SL INDUSTRIES, INC.
                               -------------------
                                (Name of Issuer)

                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)

                                    784413106
                                 --------------
                                 (CUSIP Number)

            James H. Carll, Archer & Greiner, One Centennial Square,
                      Haddonfield, NJ 08033 (609-795-2121)
            --------------------------------------------------------
                          (Name, Address and Telephone
                           Number of Person Authorized
                             to Receive Notices and
                                 Communications)

                               September 12, 1997
                          -----------------------------
                          (Date of Event which Requires
                            Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d- l(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with this statement [ ].

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                       (Continued on the following pages)
                                Page 1 of 13 Pages

CUSIP No. 784413106

-------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           UM Investment Corporation
           51-0266463
------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

           (a) [ ]
           (b) [ ]
------------------------------------------------------------------------------
    3      SEC USE ONLY

------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (See Instructions)

                                 WC
------------------------------------------------------------------------------
    5      CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                                 [ ]

------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OR ORGANIZATION

                                 Delaware
------------------------------------------------------------------------------
  NUMBER OF    |  7  |   SOLE VOTING POWER                  Zero
   SHARES      |     |
BENEFICIALLY   |     |
  OWNED BY     |  8  |   SHARED VOTING POWER                Zero
   EACH        |     |
 REPORTING     |  9  |   SOLE DISPOSITIVE POWER             Zero
PERSON WITH    |     |
               |     |
               | 10  |   SHARED DISPOSITIVE POWER           Zero

------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 Zero
------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES (See Instructions)                               [ ]

------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                 Zero
------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON (See Instructions)

                                 CO
------------------------------------------------------------------------------

CUSIP No. 784413106

-------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           UM Holdings, Ltd.
           22-1982496
------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

           (a) [ ]
           (b) [ ]
------------------------------------------------------------------------------
    3      SEC USE ONLY

------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (See Instructions)

                                 WC
------------------------------------------------------------------------------
    5      CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                                 [ ]

------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OR ORGANIZATION

                                 New Jersey
------------------------------------------------------------------------------
  NUMBER OF    |  7  |   SOLE VOTING POWER                  Zero
   SHARES      |     |
BENEFICIALLY   |     |
  OWNED BY     |  8  |   SHARED VOTING POWER                Zero
   EACH        |     |
 REPORTING     |  9  |   SOLE DISPOSITIVE POWER             Zero
PERSON WITH    |     |
               |     |
               | 10  |   SHARED DISPOSITIVE POWER           Zero

------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 Zero
------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES (See Instructions)                               [ ]

------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                 Zero
------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON (See Instructions)

                                 HC and CO
------------------------------------------------------------------------------

         The Statement on Schedule 13-D, as heretofore amended, is hereby further amended as follows:

Item 5 - Interest in Securities of the Issuer.
----------------------------------------------

         Item 5 of Schedule 13D is amended in its entirety to read as follows:

         "On September 12, 1997, UM Investment sold to SL, in a private transaction, 375,500 shares of the Common Stock, at a price of $11 per share. No other transactions in the Common Stock were effected during the past 60 days by UM Investment or UM or, to the best of UM's knowledge, by any of the persons listed on Schedule I hereto."

         "With this sale, neither UM Investment nor UM nor, to the best of UM's knowledge, any of the persons listed on said Schedule I, beneficially owns any shares of the Common Stock of SL."

Item 7 - Material to be Filed as Exhibits.
------------------------------------------

         Item 7 of Schedule 13-D is amended to add the following Exhibit:

         Exhibit 2 - Agreement dated September 12, 1997 between UM Investment
         ---------   Corporation and SL Industries, Inc.

         After reasonable enquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


September 12, 1997
---------------------------
Date


 /s/ John Aglialoro
---------------------------
Signature


John Aglialoro
Chairman
UM Holdings, Ltd. and
UM Investment Corporation
---------------------------
Name/Title